(h)(1)(i)

October 15, 2012

Todd Modic

Senior Vice President

ING Funds Services, LLC

7337 E. Doubletree Ranch Road, Suite 100

Scottsdale, AZ  85258

Dear Mr. Modic:

Pursuant to the Amended and Restated Administration Agreement (the “Agreement”) dated November 30, 2008, as amended, between ING Mutual Funds and ING Funds Services, LLC (“Administrator”) we hereby notify you of our intention to retain you as Administrator to render administrative and other services to ING Diversified Emerging Markets Debt Fund (the “Fund), a newly established series of ING Mutual Funds, effective on October 15, 2012, upon all of the terms and conditions set forth in the Agreement.  Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the Fund to the Amended Schedule A of the Agreement.  The Amended Schedule A, with the annual administration fees indicated for the series, is attached hereto.

The Amended Schedule A has also been updated: 1) to reflect the name change for ING International SmallCap Multi-Manager Fund to ING International Small Cap Fund; 2) to reflect the removal of ING Emerging Countries Fund, because it recently merged away; and 3) to reflect the removal of ING International Capital Appreciation Fund, because it recently liquidated.

Please signify your acceptance to act as Administrator under the Agreement with respect to the aforementioned Fund.

Very sincerely,

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President
ING Mutual Funds

ACCEPTED AND AGREED TO:

ING Funds Services, LLC

By:	/s/ Todd Modic
Todd Modic
Senior Vice President

7337 E. Doubletree Ranch Rd., Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2700 www.ingfunds.com	ING Mutual Funds

AMENDED SCHEDULE A

to the

AMENDED AND RESTATED ADMINISTRATION AGREEMENT

between

ING MUTUAL FUNDS

and

ING FUNDS SERVICES, LLC

Series	Administrative Fee
(as a percentage of average daily net assets)
ING Diversified Emerging Markets Debt Fund	0.10%
ING Diversified International Fund	0.10%
ING Emerging Markets Equity Fund	0.10%
ING Global Bond Fund	0.10%
ING Global Equity Dividend Fund	0.10%
ING Global Natural Resources Fund	0.10%
ING Global Opportunities Fund	0.10%
ING Global Real Estate Fund	0.10%
ING Global Value Choice Fund	0.10%
ING Greater China Fund	0.10%
ING Index Plus International Equity Fund	0.10%
ING International Core Fund	0.10%
ING International Growth Fund	0.10%
ING International Real Estate Fund	0.10%
ING International Small Cap Fund	0.10%
ING International Value Choice Fund	0.10%
ING Russia Fund	0.10%